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                                                                    EXHIBIT 99.1

                     PRESS RELEASE DATED SEPTEMBER 14, 1999

ADAC TO ACQUIRE UGM MEDICAL SYSTEMS, INC.

Pioneer in PET Technology Joins the World Leader in Nuclear Medicine

Milpitas, CA and Philadelphia, PA -- September 14, 1999 -- ADAC Laboratories (Nasdaq: ADAC) and UGM Medical Systems Inc. today announced that ADAC has agreed to acquire privately-held UGM Medical Systems. The transaction is scheduled to close next month. Terms were not disclosed.

"We are very pleased that UGM is joining ADAC," said R. Andrew Eckert, chairman and chief executive officer, ADAC Laboratories. "UGM is a leading developer and manufacturer of PET equipment and has been an important strategic partner for a number of years. Our companies co-developed MCDPET-TM-, the first coincidence detection technology, which enables our nuclear medicine systems to perform PET imaging. In addition, ADAC is the exclusive distributor of UGM's C-PET-TM-, a clinically optimized dedicated PET scanner. Together, our two companies have established a leadership position in the burgeoning market for clinical PET imaging. By forging an even closer partnership, this acquisition will enable ADAC to accelerate its product leadership in all areas of PET imaging."

Gerd Muehllehner, Ph.D., founder and president of UGM, said, "The strategic partnership between our two companies has grown exceptionally close over the years. ADAC's dominant market position in nuclear medicine guarantees that customers worldwide will have much broader access to our leading technology."

PET, or positron emission tomography, is an effective imaging technology used to diagnose and monitor certain cancers, cardiac diseases and brain disorders. It is an accurate, non-invasive method of determining malignancy and one of the few such methods available to determine whether a cancer has metastasized or spread beyond the original tumor site. Despite years of compelling clinical research, PET scans have begun to find broader clinical acceptance only in the past few years.

According to Frost & Sullivan, worldwide sales of PET scanners reached $86.4 million in 1998 and are expected to reach more than $135 million in 2000. Based on Department of Health and Human Services projections of cancer incidence rates and PET applicability, ADAC believes that the market could exceed $300 million by 2003.

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Henry N. Wagner, Jr., MD, professor of Radiation Health Sciences, Johns Hopkins
University, and a recognized leader in nuclear medicine and PET, commented: "It is now widely understood throughout the world that PET technology is critical to providing diagnostic information about a number of cancers. Nuclear oncology is now at a stage analogous to nuclear cardiology in the late 1980's and is sure to achieve the same critical role nuclear cardiology plays today in patient management." Professor Wagner added: "Gerd Muehllehner, a world-renowned leader in diagnostic imaging, has made an important contribution to the field by increasing the performance of UGM's PET scanner while greatly reducing its cost. Having Dr. Muehllehner and his team as an integral part of ADAC represents an important advance in PET imaging in particular and healthcare in general."

Historically, the cost of PET scanners and the lack of Medicare reimbursement for their use in diagnosing most diseases limited the size of the market. ADAC has been instrumental in driving market growth through its introduction of innovative, lower cost PET solutions. Recent clinical research demonstrating the cost-effectiveness of PET imaging is fueling reimbursement. Since the beginning of 1998, the Health Care Financing Administration (HCFA) has authorized Medicare reimbursement for PET scans in lung cancer, colorectal cancer, Hodgkins and non-Hodgkins lymphomas, and melanoma. Breast, head-and-neck and other cancers, as well as Alzheimer's disease and other cardiovascular and brain disorders, are currently under HCFA review.

"We anticipate significant growth in the clinical use of PET imaging in the United States as a result of HCFA's recent decisions to expand reimbursement coverage," said Mr. Eckert. "HCFA leadership is clearly focused on the needs of patients and has demonstrated a willingness to consider the favorable new data that continues to emerge. ADAC is exceptionally well positioned to serve all segments of the PET market as additional applications emerge. This is our company's largest acquisition and it positions ADAC very well in what may be the most rapidly growing segment of diagnostic imaging."

UGM Medical Systems, based in Philadelphia, was founded in 1983, and is dedicated to designing and manufacturing PET scanners and instrumentation tailored to clinical use.

ADAC Laboratories is the world market share leader in nuclear medicine and radiation therapy planning systems and a technology leader in providing hospital information systems, Picture Archiving Communications Systems (PACS) and clinical workflow solutions in North America. ADAC is headquartered in Milpitas, California with its HealthCare Information Systems Division based in Houston, Texas.

This news release contains forward-looking statements, including statements concerning the future market for PET systems, the Company's product leadership, the benefits of the acquisition and the timing of the acquisition, which is subject to the satisfaction of certain conditions. Factors that could materially undermine such forward-looking statements include, but are not limited to, the existence


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of significant competition in the PET market; risks related to obtaining and maintaining Medicare and third party payor reimbursement; risks related to acquisitions, including the inability to close the transaction, difficulties in successfully integrating UGM and retaining key personnel, risks arising from known and unknown liabilities of UGM; and risks related to intellectual property, including the Company's continued ability to operate without infringing the proprietary rights of third parties. Further information on these and other factors is provided in the "Business Considerations" section of the Company's most recent Form 10-K for the fiscal year ended September 27, 1998, including subsections headed "Competition", "Risks Related to Acquisitions", "Health Care Reform, Reimbursement and Pricing Pressure", and "Intellectual Property Rights". All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.


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